Exhibit 99.1

FOR IMMEDIATE RELEASE                                             Media Contact:
                                                         Wade Gates or John Kyte
August 18, 2000                                                     803-933-4224


SAFETY-KLEEN ANNOUNCES NEW CHIEF FINANCIAL OFFICER

     (Columbia, S.C.) - Safety-Kleen Corp. today announced the appointment of Larry W. Singleton as Chief Financial Officer of the company. Mr. Singleton, of Orlando, FL, is an expert in financial restructuring, most recently serving as an advisor to the government of the Czech Republic in restructuring several of that country's industrial companies in anticipation of joining the European Union.

     "Larry Singleton brings more than 28 years of finance, tax and restructuring expertise to Safety-Kleen," said CEO David E. Thomas, Jr. "He has exactly the skills and experience we need, and we're pleased and fortunate to have him join the management team during this critical time."

     In addition to his efforts in the Czech Republic, Mr. Singleton was Executive Vice President of Gulf States Steel in Gadsden, AL, and played a key management role during that company's Chapter 11 bankruptcy proceedings, including securing debtor-in-possession financing and developing and negotiating the company's alternative plans for reorganization or shut-down.

     Mr. Singleton has also assisted in the financial restructuring of several other corporations, including Alliance Entertainment Corp. of Coral Springs, FL, New Energy Corp. of South Bend, Indiana, Alert Centre Inc., of Denver, CO, and The Charter Company of Jacksonville, FL. He has also served as the official bondholder committee representative during the reorganization proceedings of a $100 million recreational vehicle manufacturer, and as the secured creditor representative for a consortium of bank creditors prior to and during the reorganization of a $300 million title insurance company.

     "One of the unique benefits Larry brings to Safety-Kleen is that he has been through numerous Chapter 11 reorganizations in a variety of capacities," Safety-Kleen CEO Thomas said. "He has seen the process from numerous viewpoints, and as such is well-equipped to help guide us through this process in as efficient and productive a manner as possible."

     Mr. Singleton received his Bachelor of Science degree in accounting from Florida State University, and his Masters in Business Administration from the University of North Florida. He is also a Certified Public Accountant in Florida.

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Private Securities Litigation Reform Act

Under the Private Securities Litigation Reform Act of 1995, sections of this release constitute forward-looking statements that involve a number of risks and uncertainties. Actual results and events may differ materially from those projected in the forward-looking statements. Many factors could cause actual events and results to differ from those expected, including, but not limited to the outcome of continuing negotiations with Safety-Kleen's lenders, the availability of additional funding under credit facilities or from other sources, and other items discussed in the Company's filings with the Securities and Exchange Commission.

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